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Exhibit 10.8

Date

Name
Address
City, State, Zip

Dear            :

        Last year you received a long term incentive award of $        , that would be earned if designated performance metrics (described below) were achieved, and that would be payable             % in restricted stock and            % in cash. In order to earn this award, Triumph needed to achieve [insert performance metric or goal] of at least             for fiscal            [and [your company] [Triumph Group] needed to report positive operating income for the fiscal year].

        I am pleased to inform you that, because Triumph achieved actual            of $            for fiscal            , exceeding the target, [and [your company] [Triumph Group] achieved positive operating income for the year], the award is earned and you have received a grant of             restricted shares of Triumph common stock under Triumph Group's 2004 Stock Incentive Plan (the Plan) and the right to receive $            in cash. Actual payment of the award will occur on                     ,            , subject to your continued employment with Triumph, or one of its affiliates up to that "vesting" date. Until that vesting date, the shares of restricted stock and cash are subject to forfeiture back to Triumph if you do not remain so employed.

        The restricted shares are being issued under the Plan, and are subject to all provisions relevant to restricted Stock Awards under the Plan. Tax obligations will arise if and when the award "vests" on the vesting date. In accordance with the authority delegated to the Compensation and Management Development Committee under Section 4(b) of the Plan, at the vesting date you are hereby authorized to satisfy your withholding tax obligation by electing, in writing (which can be by electronic mail), to have Triumph withhold from the shares to be released from the forfeiture restrictions under this award that number of shares having a Fair Market Value equal to the minimum amount required to be withheld. You may also elect to pay any tax withholding liability in cash. You will receive additional communication about this process closer to the vesting date.

        The shares of restricted stock are issued and outstanding, and during the restriction period you are entitled to vote the shares and to receive any dividends paid on all outstanding shares of common stock. No stock certificates will be released to you until the forfeiture restrictions lapse following the vesting date.

        For further information about the restricted shares issued to you, please consult the Prospectus and the Plan. Feel free to contact            at Corporate (            ) if you have any questions on these documents.

        Thank you for your efforts and your contribution to the success of Triumph Group, Inc.

Sincerely

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  Exhibit 10.8